F.N.B. CORPORATION
                                                            (Nasdaq: FBAN)
www.fnbcorporation.com                                      NAPLES, FL 34102


FOR IMMEDIATE RELEASE

DATE:             April 15, 2003
CONTACT:          Clay W. Cone
                  Vice President-
                  Corporate Communications
                  239-436-1676

          F.N.B. CORPORATION REPORTS SOLID FIRST QUARTER 2003 EARNINGS

NAPLES, FL, April 15 - F.N.B. Corporation (Nasdaq: FBAN) today reported net income for the first quarter of 2003 of $23.3 million, or $0.52 per diluted share. This compares with a net loss of $8.9 million, or $0.20 per diluted share, in the first quarter of 2002.

Earnings excluding pre-tax merger expenses of $1.0 million for the first quarter of 2003 were $24.0 million, or $0.54 per diluted share. This compares favorably to earnings of $21.3 million, or $0.48 per diluted share, in the first quarter of 2002 after adjusting for merger expenses of $41.9 million. F.N.B. believes the exclusion of merger expenses provides a more useful reflection of the corporation's basic business performance.

These results were in line with company targets and analysts' consensus estimates.

"We are pleased to meet our targets for the first quarter," said Gary L. Tice, President and Chief Executive Officer of F.N.B. Corporation. "Financial results for the quarter were driven by solid revenue and loan growth, especially in the Florida market, and consistently strong credit quality."

F.N.B.'s first quarter 2003 results reflect a return on average assets (ROA) of 1.33% and a return on average shareholders' equity (ROE) of 15.6%. Excluding merger expenses, the ROA was 1.37% and the ROE was 16.0%. The company's first quarter operating revenue, consisting of net interest income on a taxable equivalent basis and non-interest income, totaled $106.5 million, an increase of 9.9% over the same period a year ago.

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Despite the difficult economic environment, credit quality remained solid during the first quarter. As of March 31, 2003, the allowance for loan losses, which totaled $71.2 million, represented 1.31% of total loans and 221% of non-performing loans. Non-performing assets were 0.45% of total assets, compared with 0.46% as of December 31, 2002, and 0.50% as of March 31, 2002. Net charge-offs were 0.43% of average loans, compared with 0.42% as of December 31, 2002, and 0.36% as of March 31, 2002.

Net interest income on a tax-equivalent basis was $74.4 million for the first quarter of 2003, compared to $69.0 million for the same period a year ago, up 7.8%. The net interest margin for the period ended March 31, 2003, was 4.70%, compared to 4.68% a year ago.

Non-interest income, which includes revenue from trust and insurance operations, for the first quarter of 2003 totaled $32.0 million, up 14.6% over the same period a year ago.

Non-interest expense for the first quarter of 2003 was $65.5 million, compared to $102.2 million a year ago. Excluding merger expenses, non-interest expense was $64.5 million for the first quarter of 2003, compared to $60.4 million for the same period a year ago.

The efficiency ratio, excluding merger expenses, for the three months ended March 31, 2003, was 60.6%. This compares favorably with 62.3% for the same period a year ago.

Book value per common share increased 11% from $12.45 per share as of March 31, 2002, to $13.82 per share as of March 31, 2003. Outstanding common shares totaled 43.8 million. Cash dividends per common share increased from $0.19 during the three months ended March 31, 2002, to $0.22 during the three months ended March 31, 2003.

During the first quarter of 2003, F.N.B. successfully completed the acquisition of Charter Banking Corp., the holding company for Southern Exchange Bank based in Tampa, Florida. Southern Exchange Bank has $796 million in total assets and 18 full-service banking offices located throughout Hillsborough and Pinellas counties. These offices will be converted and operate as branches of F.N.B. affiliate First National Bank of Florida. The branch integration is scheduled to be completed during the fourth quarter of 2003. In connection with this acquisition, F.N.B. issued $125 million of trust preferred securities.

"This acquisition fits perfectly with our strategic plan, which calls for significant quality growth in highly attractive markets like Tampa," Tice said. "With these new offices, we will significantly increase the number of commercial loans and develop consumer and small business relationships. We also will introduce new products and services, including insurance, mutual funds, retail brokerage, online banking and wealth management."

In keeping with F.N.B.'s community banking philosophy, most of the key customer contact employees have been retained. In addition, David A. Straz Jr., Chairman of Southern Exchange Bank and the lead shareholder of Charter Banking Corp., has joined the boards of directors of both F.N.B. Corporation and First National Bank of Florida.

Including Southern Exchange Bank, total assets increased to $8.1 billion as of March 31, 2003, compared with $6.7 billion as of March 31, 2002. Total net loans grew to $5.4 billion as of March 31, 2003, versus $4.9 billion as of March 31, 2002. Total deposits increased to $6.1 billion as of March 31, 2003, versus $5.3 billion as of March 31, 2002.

Also during the quarter, F.N.B. announced plans to redeem all of its outstanding Series A and Series B preferred stock. These shares will be converted into F.N.B. Corporation common stock. F.N.B. Corporation will repurchase 288,000 common shares in the open market, which is equivalent to the number of shares to be issued in the conversion of the preferred shares. The redemption is scheduled to occur by the end of the second quarter.

The company also announced that it has set Monday, April 28, 2003, as the date for its Annual Meeting of Shareholders. The meeting will be held at 4 p.m. at the Naples Beach Hotel, 851 Gulf Shore Boulevard North, Naples, Florida, 34102. The record date for determining shareholders entitled to vote at the annual meeting was February 18, 2003.

F.N.B. Corporation is an $8.1 billion diversified financial services company headquartered in Naples, Florida. The company currently owns and operates community banks, insurance agencies, a consumer finance company and First National Trust Company. It has offices in Florida, Pennsylvania, Ohio and Tennessee. The company's common stock is traded on The Nasdaq Stock Market under the symbol "FBAN."

F.N.B. has been honored as a Dividend Achiever by Mergent Inc., a leading provider of business and financial information on publicly traded companies. This annual recognition is based on the corporation's consistently outstanding record of increased dividend performance. The company has increased dividend payments for 30 consecutive years.

F.N.B. also has been recognized in the 2003 edition of America's Finest Companies by the Staton Institute Inc. The annual investment directory identifies U.S.-based companies with at least 10 consecutive years of higher dividends or earnings per share. Fewer than 2% of the nation's 19,000 publicly traded companies qualified for listing in the directory.

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                                    # # # # #

F.N.B. Corporation will host a conference call to discuss these first quarter financial results on April 16, 2003, at 1:30 p.m. Eastern Time. This conference call will be available by dialing 1-800-346-7359, with the entry code #1160. For those unable to listen to the live call, a replay will be made available from 3:30 p.m. on April 16, 2003, until 8 p.m. on April 23, 2003, by dialing 1-800-332-6854, with the entry code #1160.

This document contains "forward-looking statements" relating to present or future trends or factors affecting the banking industry and specifically the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance or those projected. These include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions are less favorable than expected;
(5) legislative or regulatory changes adversely affect the businesses in which F.N.B. is engaged; or (6) changes in the securities markets. F.N.B. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.